EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                     THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,              SEPTEMBER 30,
                                                       1999        1998           1999        1998
                                                     -------------------------------------------------
Basic income per common share:
  Net Income                                         $  679,325    $  513,496   $1,993,672  $1,797,477

  Weighted average common shares outstanding          2,761,148     3,038,900    2,846,312   3,011,445

  Basic income per common share                      $     0.25    $     0.17   $     0.70  $     0.60

Dilutive income per common share:
  Net Income                                         $  679,325    $  513,496   $1,993,672  $1,797,477

  Weighted average common shares outstanding          2,761,148     3,038,900    2,846,312   3,011,445
  Dilutive effect of stock options                      151,517       180,238      155,709     195,693
                                                     -------------------------------------------------
  Total shares                                        2,912,665     3,219,138    3,002,021   3,207,138

  Dilutive income per common share                   $     0.23    $     0.16   $     0.66  $     0.56

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